UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934 1




                          INTELLIGENT POLYMERS LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON SHARES, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G48029105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 AUGUST 11, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)




------------------------
     1    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G48029105


--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               James G. Dinan
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                -0-
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               267,900 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              -0-
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 267,900 shares
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               267,900 shares
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    [ ]
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.2%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. G48029105


--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Investment Limited
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of the Bahamas
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                135,240 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              135,240 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               135,240 shares
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    [ ]
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.6%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. G48029105


--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Capital Management, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                63,856 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              63,856 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               63,856 shares
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    [ ]
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.7%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. G48029105


--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Select, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                25,100 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              25,100 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               25,100 shares
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    [ ]
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. G48029105


--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Institutional Partners, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                12,868 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              12,868 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               12,868 shares
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    [ ]
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. G48029105

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Pacific Investors Unit Trust
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                12,383 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              12,383 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               12,383 shares
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    [ ]
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
                                  ------------

ITEM 1(A).     NAME OF ISSUER:
               --------------

     Intelligent Polymers Limited

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

     Clarendon House
     2 Church Street
     Hamilton, HM 11 Bermuda

ITEM 2(A)
& ITEM 2(C).   NAME OF PERSON FILING:
               ---------------------

     This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

     (i) James G. Dinan ("Dinan"), an individual who is the Senior Managing Member and holder of a controlling interest in both Dinan Management, L.L.C. ("Dinan Management"), a Delaware limited liability company, and York Offshore Holdings, L.L.C. ("York Offshore"), a New York limited liability company. Dinan is a citizen of the United States.

     (ii) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

     (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

     (iv) York Select, L.P. ("York Select"), a Delaware limited partnership.

     (v) York Institutional Partners, L.P. ("York Institutional"), a Delaware limited partnership.

     (vi) York Pacific Investors Unit Trust ("York Pacific"), a trust organized under the laws of the Cayman Islands.

     Dinan Management Corporation ("DMC"), a Delaware corporation, is the sub-manager of York Investment. Dinan is the President and controlling shareholder of DMC.

     Dinan Management acts as General Partner of York Capital, York Select and York Institutional. Each of York Capital, York Select and York Institutional is a privately owned investment limited partnership.

     York Offshore is the manager of York Pacific.

     Dinan is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which he has discretionary investment authority. Dinan is the President and sole shareholder of JGD Management Corp., a Delaware corporation, which manages the Managed Accounts.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               ------------------------------------

     The address of each of Dinan, York Capital, York Select and York Institutional is:

                         350 Park Avenue
                         4th Floor
                         New York, New York 10022

     The address of York Investment for purposes of this filing is:

                         York Investment Limited
                         c/o York Capital Management
                         350 Park Avenue
                         4th Floor
                         New York, New York 10022

     The address of York Pacific for purposes of this filing is:

                         York Pacific Investors Unit Trust
                         c/o York Capital Management
                         350 Park Avenue
                         4th Floor
                         New York, New York 10022

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:
               ----------------------------

     Common Shares, par value $0.01 per share


ITEM 2(E)      CUSIP NUMBER:
               ------------

     G4802910

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR
               --------------------------------------------------------
               13D-2(B) OR 13D-2(C), CHECK WHETHER THE PERSON FILING IS A:
               ----------------------------------------------------------

               (a)  [ ]  Broker or dealer registered under Section 15 of the
                         Exchange Act.

               (b)  [ ]  Bank is defined in Section 3(a)(6) of the Exchange Act.

               (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

               (d)  [ ]  Investment company registered under Section 8 of the
                         Investment Company Act.

               (e)  [ ]  An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

               (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section (c)(14) of the Investment Company Act;

               (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.        OWNERSHIP.
               ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (i)  Dinan

          (a)  Amount beneficially owned: 267,900 shares.
                                          --------------

          (b)  Percent of class: 7.2%.
                                -----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote -0-.
                                                          ---

               (ii) Shared power to vote or direct the vote 267,900 shares.
                                                            --------------

               (iii) Sole power to dispose or direct the disposition of -0-.
                                                                        ---

               (iv) Shared power to dispose or direct the disposition of
                    267,900 shares.
                    --------------

     (ii) York Investment

          (a)  Amount beneficially owned: 135,240 shares.
                                          --------------

          (b)  Percent of class: 3.6%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 135,240 shares.
                                                          --------------

               (ii) Shared power to vote or direct the vote -0-.
                                                            ---

               (iii) Sole power to dispose or direct the disposition of
                     135,240 shares.
                     --------------

               (iv) Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     (iii) York Capital

          (a)  Amount beneficially owned: 63,856 shares.
                                          -------------

          (b)  Percent of class: 1.7%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 63,856 shares.
                                                          -------------

               (ii) Shared power to vote or direct the vote -0-.
                                                            ---

               (iii) Sole power to dispose or direct the disposition of
                     63,856 shares.
                     -------------

               (iv) Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     (iv) York Select

          (a)  Amount beneficially owned: 25,100 shares.
                                          -------------

          (b)  Percent of class: 0.7%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 25,100 shares.
                                                          -------------

               (ii) Shared power to vote or direct the vote -0-.
                                                            ---

               (iii) Sole power to dispose or direct the disposition of
                     25,100 shares.
                     -------------

               (iv) Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     (v)  York Institutional

          (a)  Amount beneficially owned: 12,868 shares.
                                          -------------

          (b)  Percent of class: 0.3%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 12,868 shares.
                                                          -------------

               (ii) Shared power to vote or direct the vote -0-.
                                                            ---

               (iii) Sole power to dispose or direct the disposition of
                     12,868 shares.
                     -------------

               (iv) Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     (vi) York Pacific

          (a)  Amount beneficially owned: 12,383 shares.
                                          -------------

          (b)  Percent of class: 0.3%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 12,383 shares.
                                                          -------------

               (ii) Shared power to vote or direct the vote -0-.
                                                            ---

               (iii) Sole power to dispose or direct the disposition of
                     12,383 shares.
                     -------------

               (iv) Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 3,737,500 shares of Common Shares outstanding as reported in Intelligent Polymers Limited's Annual Report on Form 20-F filed with the Securities and Exchange Commission on December 30, 1999.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
               --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               ---------------------------------------------------------------

     The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              ------------------------------------------------------------

     Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
               ---------------------------------------------------------

     Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
               ------------------------------

     Not applicable.

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  August 21, 2000




                                             /s/ James G. Dinan
                                        ----------------------------------------
                                        James G. Dinan

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  August 21, 2000


                                        YORK INVESTMENT LIMITED

                                        By: DINAN MANAGEMENT CORPORATION,
                                            Sub-Manager

                                        By:  /s/ James G. Dinan
                                           ------------------------------------
                                           James G. Dinan
                                           President

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  August 21, 2000


                                        YORK CAPITAL MANAGEMENT, L.P.

                                        By: DINAN MANAGEMENT, L.L.C.


                                        By:  /s/ James G. Dinan
                                           ------------------------------------
                                           James G. Dinan
                                           Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  August 21, 2000


                                        YORK SELECT, L.P.

                                        By: DINAN MANAGEMENT, L.L.C.


                                        By:  /s/ James G. Dinan
                                           ------------------------------------
                                           James G. Dinan
                                           Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  August 21, 2000


                                        YORK INSTITUTIONAL PARTNERS, L.P.

                                        By: DINAN MANAGEMENT, L.L.C.


                                        By:  /s/ James G. Dinan
                                           ------------------------------------
                                           James G. Dinan
                                           Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  August 21, 2000


                                        YORK PACIFIC INVESTORS UNIT TRUST

                                        By: YORK OFFSHORE HOLDINGS, L.L.C.


                                        By:  /s/ James G. Dinan
                                           ------------------------------------
                                           James G. Dinan
                                           Senior Managing Member